Exhibit 99.2

CONCORD COMMUNICATIONS, INC.

APRISMA HOLDINGS, INC.

UNAUDITED PRO FORMA
COMBINED CONDENSED FINANCIAL STATEMENTS

On February 22, 2005, Concord Communications, Inc. (the “Company” or “Concord”) acquired privately held Aprisma Holdings Inc. (“Aprisma”), from Gores Technology Group, LLC (“Gores”). The Company’s cash payment to acquire Aprisma on February 22, 2005 was $82.4 million, plus transaction costs of $2.2 million and payments of $2.8 million immediately due upon the acquisition under Aprisma’s Equity Participation and Retention Plan (“EPP”), for a total of $87.4 million. Transactions costs include investment banking fees, accounting consulting and legal costs. Aprisma’s EPP was an incentive compensation plan set up by Gores, Aprisma’s parent company, for certain directors, officers and employees; under the plan, participants would get cash compensation upon the sale of Aprisma. The purchase price was funded primarily with the proceeds received from the sale of certain of the Company’s marketable security investments.

This unaudited combined condensed pro forma information should be read in conjunction with the consolidated financial statements of Concord included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005. In addition, this unaudited combined condensed pro forma information should be read in conjunction with the financial statements of Aprisma for the years ended December 31, 2004, 2003 and 2002 included within this Amendment to Current Report on Form 8-K/A.

The following unaudited combined condensed pro forma statement of operations for the year ended December 31, 2004 has been prepared to give effect to the February 22, 2005 acquisition of Aprisma as if the transaction had occurred on January 1, 2004. The pro forma statement of operations combines the results of operations of Concord for the year ended December 31, 2004 with the results of operations of Aprisma for the year ended December 31, 2004.

The following unaudited combined condensed pro forma balance sheet has been prepared to give effect to the February 22, 2005 acquisition of Aprisma as if the transaction had occurred on December 31, 2004, and combines the consolidated balance sheet of Concord as of December 31, 2004 with the Aprisma balance sheet as of December 31, 2004, as adjusted to reflect the application of purchase accounting to record the Aprisma assets and liabilities at their fair values.

Under the purchase method of accounting, the estimated cost of approximately $87.4 million to acquire Aprisma, which includes the direct acquisition costs, the transaction costs and the EPP payments, was allocated to Aprisma’s underlying net assets in proportion to their respective fair values. As more fully described in the notes to the pro forma combined condensed financial statements, a valuation of the acquired intangible assets (core technology and completed technology, sales backlog, direct maintenance customer relationships, direct subscription customer relationships, reseller relationships, product name/trademark, non-competition agreements) and acquired in-process research and development has been completed.

The following are identified intangible assets acquired and the respective estimated useful lives over which the assets will be amortized:

		Amortization
	Amount	Period
	(In thousands)	(In years)
Core Technology	$7,530	5
Completed technology	1,280	3
Direct Maintenance Customer Relationships	5,090	7
Direct Subscription Customer Relationships	860	6
Reseller Agreements	4,600	5
Product Name/Trademark	980	6
Non-Competition Agreements	210	5
Sales Backlog	399	—

	$20,949

In-process research and development	1,400	—

	$22,349

These unaudited combined condensed pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Aprisma been consummated as of January 1, 2004.

CONCORD COMMUNICATIONS, INC.
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004
(UNAUDITED)

(In thousands, except share and per share data)

			PRO FORMA		PRO FORMA
	CONCORD (G)	APRISMA (H)	ADJUSTMENTS		COMBINED

Total revenues	$106,188	$43,928			$150,116

Cost of revenues	20,978	5,384	2,332	J	28,694

Gross Profit	85,210	38,544	(2,332)		121,422

Operating Expenses:
Research and development	25,218	7,709	163	J	33,090
Sales and marketing	49,911	19,595	1,832	J	71,338
General and administrative	11,676	7,568	(2,961)	J,L	16,283

Acquired in-process research and development	100	—	—		100

Total operating expenses	86,905	34,872	(966)		120,811

Operating (loss) income	(1,695)	3,672	(1,366)		611

Other Income (Expense):
Interest income	4,471	—	(2,622)	K	1,849
Settlement of litigation	—	507			507
Interest expense	(3,283)	(566)	566	G	(3,283)
Other expense	(139)	(398)			(537)

Total other income (loss), net	1,049	(457)	(2,056)		(1,464)

(Loss) income before income taxes	(646)	3,215	(3,422)		(853)
(Benefit from)provision for income taxes	(112)	1,935	(990)	H	833

Net (loss) income	$(534)	$1,280	$(2,432)		$(1,686)

Net (loss) per common and potential common share:
Basic	(0.03)				(0.09)
Diluted	(0.03)				(0.09)

Weighted average common and potential common shares outstanding:
Basic	18,280,294				18,280,294
Diluted	18,280,294				18,280,294

See accompanying notes to the unaudited pro forma combined condensed financial information

CONCORD COMMUNICATIONS, INC.
PRO FORMA COMBINED CONDENSED BALANCE SHEET
DECEMBER 31, 2004
(UNAUDITED)
(In thousands)

			PRO FORMA		CONCORD COMM
	CONCORD (A)	APRISMA (B)	ADJUSTMENTS		PRO FORMA
					COMBINED
ASSETS

Current assets:
Cash and cash equivalents	$15,816	$3,213	(4,899)	D	$14,130
Marketable securities	143,639	—	(84,291)	D	59,348
Restricted cash	66	—			66
Accounts receivable, net	24,183	8,572			32,755
Deferred tax assets	1,763	542	1,421	I	3,726
Prepaid expenses and other current assets	8,170	557			8,727

Total current assets	193,637	12,884	(87,769)		118,752

Equipment and improvements, net	6,226	4,367	(305)	B	10,288

Goodwill	6,225	4,186	(4,186)	A	82,722
			76,497	C

Other intangible assets, net	2,191	9,852	(9,852)	A	23,140
			20,949	C

Deferred tax assets	12,211	—	(1,751)	I	10,460
Unamortized debt issuance costs and other long term assets	3,001	525			3,526

Total assets	$223,491	$31,814	$(6,417)		$248,888

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,334	$2,068	$—		$8,402
Income taxes payable	292	1,265	(897)	I	660
Other accrued liabilities	11,879	7,996	3,937	E	23,812
Deferred revenue	27,207	13,064	(2,868)	F	37,403

Short term debt and other current liabilities	—	5,459	(4,899)	D	560

Total current liabilities	45,712	29,852	(4,727)		70,837
Convertible senior notes	86,250	—			86,250
Deferred revenue (long term) and tax liabilities	—	1,672			1,672

Total liabilities	131,962	31,524	(4,727)		158,759
Commitments and contingencies
Stockholders’ Equity:
Preferred Stock, $0.01 par value:	—	—			—
Common Stock, $0.01 par value:	184	1	(1)	A	184
Additional paid-in capital	117,113	—			117,113
Accumulated other comprehensive (loss) income	(427)	(86)	86	A	(427)
Accumulated (deficit) earnings	(25,341)	375	(375)	A	(26,741)

			(1,400)	M

Total stockholders’ equity	91,529	290	(1,690)		90,129

Total liabilities and stockholders’ equity	$223,491	$31,814	$(6,417)		$248,888

See accompanying notes to the unaudited pro forma combined condensed financial information

See accompanying notes to the unaudited pro forma combined condensed financial information

Note 1 – Basis of Presentation

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2004 gives effect to the acquisition of Aprisma by Concord as if the acquisition had occurred on January 1, 2004. The unaudited pro forma combined condensed balance sheet as of December 31, 2004 gives effect to the above-mentioned acquisition as if it had occurred on December 31, 2004.

The unaudited combined condensed pro forma financial information has been prepared on the same basis as Concord’s audited financial statements.

The acquisition has been accounted for under the purchase method and, accordingly, the respective assets acquired and liabilities assumed have been recorded at their fair value. The Company paid $87.4 million to acquire the net assets of Aprisma. The purchase price includes $2.2 million for transaction costs and $2.8 million for payments under the EPP. Aprisma’s EPP was an incentive compensation plan set up by Gores for certain directors, officers and employees; under the plan, participants receive cash compensation if Aprisma is sold. Three equal payments are to be made to the participants: at the acquisition date, six months after the acquisition date and one year after the acquisition date. The $2.8 million reflects the portion immediately due and is without regard to future employment; accordingly, such amount is reflected as a component of the acquisition purchase price. The second and third payments, amounting to $6.1 million, are payable to the participants if they remain employed with the acquirer at each anniversary date or if they are terminated without cause by the acquirer prior to the anniversary dates. If the participants terminate their employment with the acquirer or are terminated with cause prior to the anniversary dates, then the payments are made to the original owners of Aprisma. With regard to the second and third payment, one person was identified by Concord for termination at the time of the acquisition. This person’s second and third payments, totaling $0.6 million, have been recorded as a liability at the acquisition date. The remaining payments, amounting to $5.5 million, will be recorded as compensation expense over the service period by Concord assuming the employment conditions, as described above, are met. If the participants terminate their employment or Concord terminates them with cause, such the payments are made to the original owners of Aprisma, then, these payments will be recorded as additional purchase consideration for which goodwill would be increased. It is assumed that the majority of the transaction costs will not be deductible for tax purposes. However, the EPP will be deductible for tax purposes, with the exception of compensation for an Aprisma officer which will exceed the Section 162 (m) limitation of $1.0 million.

     In accordance with the purchase accounting method, the acquired net assets of Aprisma will be adjusted to their fair values and consolidated into the net assets of Concord. A summary of the preliminary purchase price allocation for the acquisition as of December 31, 2004 is as follows (in thousands):

Purchase Price:
Cash	$82,350
EPP payments	2,846
Transaction costs paid	1,941
Transaction costs accrued	269

Total purchase price	$87,406

Allocation of Purchase Price:

Fair value of tangible assets acquired, excluding fixed assets	$8,180
Fixed assets at fair value	4,062
Identifiable intangibles	20,949
In-process research and development	1,400
Goodwill	76,497

Total assets acquired:	111,088
Less: fair value of assumed liabilities, including deferred revenue of $10,196	23,682

Total purchase price	$87,406

     Based upon a purchase price allocation, as of December 31, 2004, the total purchase price exceeded the net assets acquired and liabilities assumed when adjusted to fair market value and resulted in goodwill in the pro forma combined condensed financial information of approximately $76.5 million. The identified intangible assets acquired, including core technology and completed technology, direct maintenance customer relationships, direct subscription customer relationships, reseller relationships, product name/trademark, non-competition agreements, and sales backlog were assigned fair values based upon an appraisal and amounted to $20.95 million in the aggregate. The portion of the purchase price allocated to in-process research and development costs was $1.4 million; such amount will be expensed in the statement of operations in the period that the acquisition is completed

     As of the date of the closing of the Aprisma acquisition pursuant to an agreement between the Company and Aprisma’s parent company, Gores, the Company became responsible for the then outstanding principal loan balance owed by Aprisma to an affiliate of the parent company. The outstanding principal loan balance under the Loan Agreement was $2.2 million as of December 31, 2004. The Company repaid the balance immediately following the acquisition. As a result, the Company’s repayment of the entire loan balance has been reflected in the pro forma condensed combined financial information.

Note 2 – Pro Forma Adjustments

     Adjustments have been made to the unaudited pro forma combined financial information to reflect the following:

     (A) The elimination of the historical stockholders’ equity, deferred income taxes, goodwill and intangible asset accounts of Aprisma.

     (B) The fixed assets were recorded at estimated fair market value of $4.1 million

     (C) The amounts allocated to goodwill of $76.5 million and intangible assets of $20.95 million (see Note 1 – Basis of Presentation).

     (D) Cash was reduced by $4.9 million for the repayment of the outstanding balances under the affiliate loan and the term loan held by Aprisma, which were settled in connection with the acquisition Marketable securities were reduced by $84.3 million reflecting the $82.4 million consideration paid for the net assets of Aprisma and transaction costs through the closing date of $1.9 million.

     (E) Reflects accruals for direct costs of the acquisition of $3.1 million, comprised of the EPP payments due at the acquisition date of $2.8 million and unpaid transaction costs of $0.3 million, $1.1 million of severance costs, which includes $559 of accrued EPP severance, and the adjustment of accruals to fair market value.

     (F) Represents adjustment of deferred revenue to fair market value.

     (G) Interest expense was reduced by $0.6 million to eliminate the interest expense related to the Affiliate loan and the term loan agreement that was repaid at the time of the acquisition.

     (H) Represents the tax effect of the transaction to reflect the estimated tax provision as if the Company and Aprisma had been combined.

     (I) The amounts allocated to deferred income taxes increased the short-term deferred tax asset by $1,421. This related almost entirely to accrued expenses related to the purchase. The amounts allocated to long-term deferred tax assets decreased by $1.75 million due mainly to the liability of $3.1 million associated with identified intangibles. The deferred tax assets represent the tax effect of the book and tax basis difference attributable to the fair value adjustments.

     (J) Represents the amortization expense of $4.3 million related to the identified intangible assets acquired . The amortization recorded by Aprisma in its historical financial statements of $1.8 million for the year ended December 31, 2004 was eliminated.

     (K) Interest income was reduced by $2.6 million to reflect the sale of certain of the Company’s investments in marketable securities to fund the purchase price.

     (L) Represents the reversal of management fees paid to the parent company of Aprisma, Gores . The agreement between Aprisma and Gores was terminated upon the close of the acquisition of Aprisma by Concord .

     (M) Represents the acquired in-process research and development, totaling $1.4 million, which will be expensed in the period the acquisition is completed. Based upon the status of ongoing research and development (“R&D”) efforts related to Aprisma and a review of the typical technology development cycle and standards for establishing technological feasibility of products, the Company identified SPECTRUM Version 8.0 as a project which represents development efforts in areas where the technologically feasibility has not yet been established. The SPECTRUM Version 8.0 project is a major release to the existing Aprisma product, which includes various architectural changes, such as removal of the dependency to link product on-site and the addition of Linux support. Since this in-process technology is being developed for a highly specific application, the Company believes that there is no alternate future use for the in-process technology beyond the stated purpose of the specific R&D project. Given the riskier nature of the cash flows related to the IPR&D, the level of completion of the project and its perceived risk, a discount rate of 40% was applied to value the in-process R&D.